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                              EXHIBIT 10.1

Boru Enterprises
Investment Banking, Merchant Banking, Consulting
62 S.E. 6th Avenue, Delray Beach, FL 33483
(561) 279-1040, Fax (561) 279-0056


October 20, 1998


To:   American Technologies Group, Inc.

From: John T. Moran

Re:   American Technologies Group/Boru Enterprises Consulting Agreement

American Technologies Group, Inc. (ATG) has advised Boru Enterprises, Inc.
(Boru) and its parent company, The Blackmor Group, that is of the belief that there is illegal short-selling in its common stock. This illegal short-selling has resulted in a manipulation of ATG's stock, in the opinion of ATG's management and advisors. ATG desires to ascertain whether this is in fact the case, and if so, who is doing the shorting. If in fact there is illegal shorting in ATG's stock, management desires to put an end to the manipulation and hold the perpetrators accountable for their actions. Boru and The Blackmor group agree to assist ATG on the following basis:

1. Boru/Blackmor will review the documents provided by ATG and make inquiries in an effort to determine if in fact there is a short in ATG's stock.

2. The investigation will consist primarily of questions directed to its sources who are generally familiar with the short selling community. Generally, this has resulted in the identities and methodologies of the short sellers.

3. Boru/Blackmor will receive 100,000 shares of ATG's free trading common stock as compensation. Boru/Blackmor will pay all of its own reasonable and customary expenses. These expenses shall include, but not be limited to, telephone, postage, travel, entertainment, and costs of the investigation. However, if ATG makes a specific request of Boru/Blackmor that goes beyond the scope of reasonable and customary expenses ATG shall be responsible for these expenses.

4. If it is determined that there is an illegal short in ATG's stock, Boru/Blackmor shall provide ATG with a proposed plan to eradicate this short.
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5.   If ATG wishes Boru/Blackmor's assistance in implementing this plan
     Boru/Blackmor may be entitled to additional compensation at that time. This compensation will be determined by the scope of the plan and Boru/Blackmor's involvement.

6. Boru/Blackmor has received the material provided by ATG. We are preliminarily impressed with its content. Boru/Blackmor would entertain assisting ATG in other areas including mergers, acquisitions, financing and shareholder relations. If ATG decides to engage Boru/Blackmor for any other reason, a different agreement will be entered into in that the scope of this agreement is specific to the items listed in numbers 1-4 of this memorandum.

If this memorandum accurately reflects your understanding of our agreement, please acknowledge by signing below.


Acknowledged and Accepted


Boru Enterprises, Inc.                 American Technologies Group, Inc.


By: /s/ John T. Moran, President       By: /s/ Lawrence J. Brady
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